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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
January 31, 2002

LCM EQUITY, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-30995	N/A
(Commission File No.)	(IRS Employer ID)

217 Plaza
535 Kings Road
London, England SW10 0SZ
(Address of principal executive offices and Zip Code)

011 44 207 351 0005
(Registrant's telephone number, including area code)

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ITEM 4. CHANGE OF REGISTRANT'S CERTIFYING ACCOUNTANT

(a) On January 21, 2001, the accounting firm of Williams & Webster, P.S. was dismissed by the Registrant's Board of Directors as the Registrant's independent auditors. During the two most recent fiscal years and subsequent interim period, there were no disagreements on matters of accounting principles and practices, financial disclosure, or auditing scope of procedure between the Registrant and Williams & Webster. Williams & Webster, P.S. were dismissed as a result of the reverse acquisition with Regma Bio Technologies Limited, a company organized under the laws of England and Wales. Since the Company's principle operations will take place in the United Kingdom, the Company determined that it was in its best interests to have its auditor located in the United Kingdom.

(b) The Report of Williams & Webster, P.S. on the Registrant's financial statements as of and for the years ended March 31, 2001 and 2000 did not contain an adverse, qualified or disclaimer of opinion. However, the Reports were modified to include an explanatory paragraph wherein Williams & Webster expressed substantial doubt about the Registrant's ability to continue as a going concern.

(c) The Registrant has requested Williams & Webster to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by the Registrant in response to this Item 4 and, if not, stating the respects in which it does not agree. The Registrant delivered a copy of this Form 8-K report to Williams & Webster on January 17, 2002, via facsimile. Williams & Webster replied and its letter agreeing with the statements contained herein is attached hereto as Exhibit 16.1.

(d) At its board meeting on January 23, 2002, the Board of Directors of the Registrant engaged BDO Stoy Hayward, Independent Auditors, 8 Baker Street, London, England W1U 3LL, as its independent auditor for its fiscal year ending December 31, 2001. BDO Stoy Hayward accepted such appointment on January 23, 2002. Prior to their appointment, the Registrant did not consult with BDO Stoy Hayward on any matters related to accounting or the type of opinion they may issue. However, BDO Stoy Hayward were appointed auditors of Regma Bio Technologies Limited on November 21, 2001, which through a reverse aquisition of LCM Equity, Inc. has become the acquirer of the Registrant for group accounting purposes.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
Exhibit No.	Description

16.1	Letter from Williams & Webster, P.S.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 31th day of January, 2002.

L.C.M. EQUITY, INC.

BY:	/s/ David Rooke Dr. David Rooke, President and Chief Executive Officer

BY:	/s/ Graham Hughes Graham Hughes, Chief Financial Officer